EXHIBIT 4.13

WARRANT AGENT AGREEMENT

This Warrant Agent Agreement (“Warrant Agreement”) is made as of [________________], 2022, by and among Biostage, Inc., a Delaware corporation, with offices at 84 October Hill Road, Suite 11, Holliston, MA 01746 (the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as warrant agent (collectively with Computershare, the “Warrant Agent”).

WHEREAS, the Company is engaged in its initial public offering (the “Public Offering”) of up to 1,189,000 units, each consisting of one share of common stock, par value $0.01 per share (the “Common Shares”) and one warrant (the “Warrants”) entitling its holder to purchase ¼ of one Common Share for each whole warrant (the “Warrant Shares”) (which such figures include the additional Common Shares and/or Warrants issuable to the underwriter if the underwriter’s over-allotment option is exercised);

WHEREAS, the Company has filed, with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-1 (Registration No. 333-265741) (as amended, the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of the Common Shares, the Warrants and the Warrant Shares;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.

Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement (and no implied terms and conditions).

2.	Warrants.

2.1.

Form of Warrant. Each Warrant shall be: (a) issued in registered form only, (b) in substantially in the form of Exhibit A attached hereto (a “Warrant Certificate”), (c) signed by, or bear the facsimile or electronic signature of, the Chairman of the Board of Directors of the Company, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or Secretary of the Company, and (d) signed manually or by facsimile or electronic signature by the Warrant Agent. In the event the person whose facsimile or electronic signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.

Effect of Countersignature. Unless and until countersigned by the manual, facsimile or electronic signature of the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.	Registration.

2.3.1.

Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Except as provided in this Section 2.3.1, upon the initial issuance of the Warrants, to the extent the Warrants are Depository Trust Company (“Depository”) eligible as of such date, all of the Warrants shall initially be represented by one or more Warrant Certificates reflecting book-entry of ownership (each a “Book-Entry Warrant Certificate”), deposited with the Depository and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant Certificate; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that request such direct registration. If the Warrants are not DTC-eligible at the issuance date or the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement within ten (10) Business Days (as defined below) after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) Business Days, or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions, upon receipt of instructions from the Company, to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the holder definitive Warrant Certificates in physical form evidencing such Warrants. In such event, the transfer, exchange or exercise of the Warrants shall be conducted in accordance with the customary procedures of the Warrant Agent.

2.3.2.

Registered Holder; Beneficial Owners. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the Person (as defined in the Warrant Certificate) in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. The term “beneficial owner” shall mean any Person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee or a Participant.

2.4.

Separate Issuance of Warrants. The Common Shares and the Warrants shall be issued separately and shall be transferable separately immediately upon issuance. The Common Shares and the Warrants will begin to trade separately on or promptly after the date that is the effective date of the Registration Statement.

2.5.	Uncertificated Warrants. Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form if so specified by the Company.

2.6.

Opinion of Counsel. The Company shall provide an opinion of counsel to the Warrant Agent prior to the issuance of the Warrants to set up a reserve of Warrants and related Warrant Shares. The opinion shall state that:

(a) the offer and sale of all Warrants or Warrant Shares, as applicable, are registered under the Securities Act of 1933, as amended, or are exempt from such registration;

(b) to the extent such filings are required by law, all appropriate state securities law filings have been made with respect to the Warrants or Warrant Shares; and

(c) all Warrants or Warrant Shares, as applicable, are validly issued, fully paid and non-assessable.

3.	Terms and Exercise of Warrants.

3.1.

Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of Common Shares stated therein, at the price of $[___] per whole Common Share, subject to the adjustments provided in Section 4 and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per whole share at which Common Shares may be purchased at the time such Warrant is exercised. The Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date (as defined below); provided, that any such reduction remains in effect for no less than ten (10) Business Days and shall be identical in percentage terms among all of the then outstanding Warrants. The Company shall promptly notify the Warrant Agent of any Warrant Price reduction.

3.2.

Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the Exercise Date (as defined in the Warrant Certificate) and terminating at 5:00 p.m., New York City time, on [___], 2026 (“Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date. The Company may in its sole discretion, which may be withheld for any reason, extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice of not less than twenty (20) days to the Warrant Agent and Registered Holders of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.

3.3.	Exercise of Warrants.

3.3.1.

Payment.

a.
Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering at the office of the Warrant Agent at 150 Royall Street, Canton, MA 02021 or such other office designated for such purpose, or at the office of its successor as Warrant Agent, if any, the following:
i.
the Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) shall be exercised as described herein and Section 1 of the Warrant;
ii.
the properly completed and duly executed subscription form, as set forth in Exhibit A to the Warrant Certificate (the “Exercise Notice”), and in the case of a definitive Warrant Certificates in physical form, accompanied by a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Medallion Program or other comparable “signature guarantee program”; and
iii.
unless the cashless exercise procedure specified in Section 1(d) of the Warrant is specified in the applicable Notice of Exercise (a “Registration Failure Cashless Exercise”), payment in full, in lawful money of the United States, in cash, by wire of same day funds or by certified or bank cashier’s check payable to the order of the Warrant Agent, the Warrant Price for such number of Warrant Shares totaling whole Common Shares as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Warrant Shares, and the issuance of the Warrant Shares.
b.
Notwithstanding any other provision in this Warrant Agreement, a holder whose interest in a Book-Entry Warrant is a beneficial interest in a Book-Entry Warrant held through the

Depositary (or another established clearing corporation performing similar functions), shall effect exercises by delivering to the Depositary (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by Depositary (or such other clearing corporation, as applicable). Upon receipt of an Exercise Notice for a Registration Failure Cashless Exercise, the Company will promptly calculate and transmit to the Warrant Agent in writing the number of Warrant Shares issuable in connection with such Registration Failure Cashless Exercise. The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Warrant Shares to be issued on such exercise is accurate or correct.

3.3.2.

Fractional Shares. Notwithstanding any provision to the contrary contained in this Warrant Agreement, the Company shall not be required to issue any fractional Common Shares in connection with the exercise of Warrants for Warrant Shares, and in any case where the Registered Holder would be entitled under the terms of the Warrants to receive a fractional Common Share as a Warrant Share upon the exercise of such Registered Holder’s Warrants, issue or cause to be issued only the nearest whole number of aggregate Warrant Shares issuable on such exercise (and such remaining fractional shares will be disregarded and an amount in cash equal to the fractional amount multiplied by the exercise price will be paid to the Registered Holder); provided, that if more than one Warrant Certificate is presented for exercise at the same time by the same Registered Holder, the number of Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares issuable on exercise of all such Warrants. The Company shall provide the Warrant Agent an initial funding of one thousand dollars ($1,000) for the purpose of issuing cash in lieu of fractional shares. From time to time thereafter, the Warrant Agent may request additional funding to cover payments for fractional Warrant Shares. The Warrant Agent shall have no obligation to make such payments for fractional Warrant Shares unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.

3.3.3.

Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Warrant Agent shall advise the Company and its transfer agent regarding (i)  the instructions of each Holder or Participant, as they case may be, with respect to delivery of the Warrant Shares issuable upon such exercise, (ii) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (iii) such other information as the Company or such transfer agent and registrar shall reasonably require. Promptly thereafter the Company shall instruct its transfer agent to issue to the Registered Holder of such Warrant a certificate or certificates representing the number of full Common Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, provided, in lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise, and provided the Company’s transfer agent is participating in the Depository’s Fast Automated Securities Transfer program, the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the Registered Holder by crediting the account of the Participant of record with the Depository or through its Deposit Withdrawal Agent Commission system. If such Warrant shall not have been exercised or surrendered in full, in case of a Book-Entry Warrant Certificate, a notation shall be made to the records maintained by the Depository or nominee for each Book-Entry Warrant Certificate, evidencing the balance, if any, of the Warrants remaining after such exercise. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless (a) a registration statement under the Act with respect to the Common Shares issuable upon exercise of such Warrants is effective and a current prospectus relating to the Common Shares issuable upon exercise of the Warrants is available for delivery to the Registered Holder of the Warrant or (b) in the absence of a registration statement under the Act with respect to the offer and sale of the Common Shares and a current prospectus relating to the Common Shares, in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holder resides; provided that in the case of a Registration Failure Cashless Exercise, no registration statement under the Act with respect to the Common Shares and no current prospectus relating to the Common Shares, and no opinion of counsel shall be required. Until otherwise advised in writing by the Company, the Warrant Agent shall always be entitled to assume that either clause (a) or clause (b) is in effect and shall incur no liability in making such assumption. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful. In the event such an exercise would be unlawful with respect to a Registered Holder in any state, the Registered Holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless. In no event will the Company be obligated to pay such Registered Holder any cash consideration upon exercise or otherwise “net cash settle” the Warrant.

3.3.4.

Valid Issuance. The validity of any exercise of Warrants will be determined by the Company in its reasonable discretion. The Warrant Agent shall notify a holder of any purported invalidity of any exercise of Warrants. All Common Shares issued upon the proper exercise or surrender of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

3.3.5.

Date of Issuance. Each Person in whose name any Common Shares are issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open (the “Exercise Date”). If any of (i) the Warrant Certificate or the Book-Entry Warrants, (ii) the Exercise Notice, or (iii) the Warrant Price therefor, is received by the Warrant Agent after 5:00 P.M., New York time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the Exercise Date, subject to clearance of the funds. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day, subject to clearance of the funds. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Registered Holder as soon as practicable.

3.3.6.	Cost Basis Information.

(a) In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

(b) In the event of a Registration Failure Cashless Exercise, the Company shall provide cost basis for shares issued pursuant to a Registration Failure Cashless Exercise at the time the Company confirms the number of Warrant Shares issuable in connection with the Registration Failure Cashless Exercise to the Warrant Agent pursuant to Section 3.3.1(b).

4.

Adjustments; Rights. The Warrant Shares and Warrant Price shall be subject to adjustment as provided for in Section 2 of the Warrant Certificate, and the rights of Warrant holders to such adjustments as provided for in the Warrant Certificate are incorporated herein by reference and shall be adhered to by the Company and the Warrant Agent. The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of any adjustment events. The Company further agrees that it will provide to the Warrant Agent with any new or amended exercise terms. Whenever the Warrant Shares or Warrant Price or the number of Common Shares issuable upon the exercise of each Warrant is adjusted, the Company shall (a) promptly prepare a certificate setting forth the Warrant Price of each Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with each transfer agent for the Common Shares a copy of such certificate and (c) instruct the Warrant Agent to send a brief summary thereof to each Holder of a Warrant Certificate. The Warrant Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such certificate.

5.	Transfer and Exchange of Warrants.

5.1.	Transfer of Warrants. The Warrants may be transferred or exchanged separately from Common Shares.

5.2.

Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate, duly completed and properly executed instructions for transfer, or properly noticed by the Depositary as contemplated by Section 5.3. Upon any such transfer, a new Warrant, representing an equal aggregate number of Warrants as the Warrants surrendered shall be issued and the surrendered Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time at the Company’s request and expense. A party requesting transfer of Warrants must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association.

5.3.

Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to Warrant Agent, duly executed by the registered holder thereof, or by a duly authorized attorney, with signatures guaranteed, together with reasonable evidence of authority of the party making such request as may be required by the Warrant Agent. Thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants as the Warrant surrendered; provided, however, that, except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, that in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall not issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. Notwithstanding anything else in this Section 5.3, in case of a Book-Entry Warrant, the holder or Participant shall notify the Depositary in accordance with the Depository’s procedures of a requested transfer and the Depositary shall provide notice to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, of a transfer to be recorded in the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such transfer and the new name in which the transferred Book Entry Warrants are to be held.

5.4.

Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate or a Book-Entry Warrant Certificate for a fraction of a Warrant.

5.5.

Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.	Other Provisions Relating to Rights of Registered Holders of Warrants.

6.1.

No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2.

Lost, Stolen Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, absent notice to Warrant Agent that such certificates have been acquired by a bona fide purchaser, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall in all cases include posting of an open penalty surety bond by or on behalf of the Registered Holder satisfactory to the Warrant Agent and holding the Warrant Agent and the Company harmless, and in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

6.3.

Reservation of Common Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Common Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

6.4.

Registration of Common Shares. The Company agrees to use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement until the expiration of the Warrants in accordance with the provisions of this Warrant Agreement; provided, however, that the Company shall not have penalties for failure to deliver Common Shares if a registration statement is not effective or a current prospectus is not on file with the SEC at the time of exercise by the Registered Holder. In addition, to the extent not completed at the time of the initial issuance of the Warrants, the Company agrees to use its reasonable efforts to register such securities under the blue sky laws of the states of residence of the exercising Registered Holders to the extent an exemption under the Act is not available for the exercise of the Warrants. In no event will the Registered Holder of a Warrant be entitled to receive a net-cash settlement or Common Shares or other consideration as of result of the Company’s non-compliance with this Section 6.4.

7.	Concerning the Warrant Agent and Other Matters.

7.1.

Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Common Shares upon the exercise of Warrants, but neither the Company nor the Warrant Agent shall be obligated to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent shall not register any transfer or issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the Persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax, if any, has been paid.

7.2.	Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1.

Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor warrant agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Registered Holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor warrant agent. Any successor warrant agent, whether appointed by the Company or by such court, shall be an entity authorized under applicable laws to exercise the powers of a transfer agent and subject to supervision or examination by federal or state authorities. After appointment, any successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as warrant agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor warrant agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor warrant agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

7.2.2.

Notice of Successor Warrant Agent. In the event a successor warrant agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Shares not later than thirty (30) days before the effective date of any such appointment.

7.2.3.

Merger or Consolidation of Warrant Agent. Any Person into which the Warrant Agent may be merged or with which it may be consolidated or any Person resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor warrant agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.

7.2.4.

Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Warrant Agreement including the fees for services set forth in the fee schedule to be mutually agreed upon shall remain confidential, and shall not be voluntarily disclosed to any other Person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities.

7.3.	Fees and Expenses of Warrant Agent.

7.3.1.

Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder as set forth in the fee schedule mutually agreed upon by the parties and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2.

Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

7.4.	Liability of Warrant Agent.

7.4.1.

Reliance on Company Statement. Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon, and be held harmless for such reliance, such statement for any action taken or suffered or omitted to be taken by it in the absence of bad faith pursuant to the provisions of this Warrant Agreement, and shall not be held liable in connection with any delay in receiving such statement.

7.4.2.

Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Company covenants and agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including judgments, losses, damages, costs, expenses, and reasonable counsel fees, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant

Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, willful misconduct or bad faith (each as determined by a final, non-appealable judgment of a court of competent jurisdiction).

7.4.3.

Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or Section 2 of the Warrant, nor shall it be responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any Common Shares will when issued be valid and fully paid and nonassessable.

7.4.4.

Instructions. From time to time, the Company may provide the Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time the Warrant Agent may apply to any officer of the Company for instruction, and may consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Warrant Agreement. Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken, suffered or omitted to be taken by Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Warrant Agent shall not be held to have notice of any change of authority of any Person, until receipt of written notice thereof from Company.

7.4.5.	Rights and Duties of Warrant Agent.

(a) The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken, suffered or omitted by it in accordance with such advice or opinion.

(b) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(c) The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Warrant Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 8.2, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

(d) The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(e) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct

(each as determined by a final, non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(f) The Warrant Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in reliance upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties, or upon any written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent hereunder.

(g) The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

(h) The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the SEC or this Warrant Agreement, including without limitation obligations under applicable regulation or law.

(i) The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Warrant Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants.

(j) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the express provisions hereof (and no duties or obligations shall be inferred or implied). The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants.

(k) The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(l) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant Certificate or Book-Entry Warrant Certificate or any other Person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

(m) Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Warrant Agreement with respect to, arising from, or arising in connection with this Warrant Agreement, or from all services provided or omitted to be provided under this Warrant Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Neither party to this Warrant Agreement shall be liable to the other party for any consequential, indirect, special, punitive or incidental damages under any provisions of this Warrant Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility or likelihood of such damages.

(n) Notwithstanding the Share Delivery Date (as defined in the Warrant Certificate), the Warrant Agent shall deliver Warrant Shares upon transfer or exercise of the Warrants as soon as commercially practicable, and the Warrant Agent shall incur no liability for the Company’s failure to timely deliver Warrant Shares pursuant to the terms of the Warrant Certificate, nor shall the Warrant Agent be liable for any liquidated damages or any other damages associated therewith.

7.5.

Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the express terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and forward to the Company all moneys received for warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company.

7.6.

Survival. The Warrant Agent’s rights, liabilities, indemnities, immunities and protections provided by this Section 7 shall survive the resignation or discharge of the Warrant Agent or the termination of this Warrant Agreement.

8.	Miscellaneous Provisions.

8.1.

Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2.

Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the Registered Holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Biostage, Inc.

84 October Hill Road, Suite 11

Holliston, MA 01746

Attention: Chief Executive Officer

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Registered Holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Any notice, sent by the Warrant Agent pursuant to this Warrant Agreement shall be effective when sent. Any other notice, sent pursuant to this Warrant Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next Business Day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

8.3.

Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of Delaware, without giving effect to conflict of laws. The Company and the Warrant Agent hereby agree that any action, proceeding or claim against either of them arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of Delaware or any United States District Court in the State of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the Warrant Agent hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company or the Warrant Agent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2. Such mailing shall be deemed personal service and shall be legal and binding upon the Company and the Warrant Agent in any action, proceeding or claim.

8.4.

Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person other than the parties hereto and the Registered Holders of the Warrants and, for the purposes of Sections 6.4, 8.2 and 8.8, any underwriter of the Public Offering, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The underwriters of the Public Offering shall be deemed to be a third-party beneficiary of this Warrant Agreement with respect to Sections 6.4, 8.2 and 8.8. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the underwriters of the Public Offering with respect to the Sections 6.4, 8.2 and 8.8) and its successors and assigns and of the Registered Holders of the Warrants.

8.5.

Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit his, her or its Warrant for inspection.

8.6.

Counterparts; Facsimile Signatures. This Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile or electronic signatures shall constitute original signatures for all purposes of this Warrant Agreement and shall have the same authority, effect and enforceability as an original signature.

8.7.	Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.8.

Amendments. This Warrant Agreement and any Warrant Certificate may be amended by the parties hereto by executing a supplemental warrant agreement (a “Supplemental Agreement”), without the consent of any of the Warrant Holders, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or making any other provisions with respect to matters or questions arising under this Warrant Agreement that is not inconsistent with the provisions of this Warrant Agreement or the Warrant certificates, (ii) evidencing the succession of another entity to the Company and the assumption by any such successor of the covenants of the Company contained in this Warrant Agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Registered Holders or surrendering any right or power conferred upon the Company under this Warrant Agreement, or (v) amending this Warrant Agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Registered Holders in any material respect. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the Registered Holders representing at least of 50.1% of the Warrant Shares issuable under the Warrants then outstanding. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 8.8. Notwithstanding anything in this Warrant Agreement to the contrary, the Warrant Agent may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Warrant Agent’s own rights, duties, immunities or obligations under this Warrant Agreement. No supplement or amendment to this Warrant Agreement shall be effective unless duly executed by the Warrant Agent and the Company.

8.9.

Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof; provided, however, that if any such excluded term or provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

8.10.

Business Day. For purposes of this Warrant Agreement, a “Business Day” is any day other than a Saturday, Sunday or a day on which commercial banks in The City of New York are authorized or required by law to remain closed.

8.11.

Bank Accounts. All funds received by Computershare under this Warrant Agreement that are to be distributed or applied by Computershare in the performance of its services hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Warrant Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder of Warrants or any other party.

8.12.

Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

8.13.

Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any provision in the Warrant Certificate concerning the rights, duties, obligations, liabilities and immunities of the Warrant Agent. For the avoidance of doubt, the exercise of the Warrants must comply with requirements in this Warrant Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

BIOSTAGE, INC.

By:
Name:
Title:

Computershare Inc.
Computershare Trust Company, N.A.,
jointly as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agent Agreement]

Exhibit A

Form of Warrant

(See attached.)